AMENDMENT TO
AMENDED AND RESTATED PREFERRED SHARE RIGHTS AGREEMENT

                     AMENDMENT, dated as of November 10, 2008 (this “Amendment”), between Atmel Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (“AST”), as successor Rights Agent (the “Rights Agent”) to EquiServe, L.P., to the Amended and Restated Preferred Share Rights Agreement, dated as of October 18, 1999 (the “Rights Agreement”), between the Company and EquiServe, L.P., as successor to BankBoston, N.A. (“BankBoston”).

RECITALS

                     WHEREAS, the Company and BankBoston entered into the Rights Agreement, pursuant to which BankBoston was appointed to act as “Rights Agent” under the Rights Agreement.

                     WHEREAS, EquiServe, L.P., as successor to BankBoston, N.A., became Rights Agent under the Rights Agreement.

                     WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has exercised its right to remove EquiServe, L.P. as Rights Agent upon 30 days’ notice in writing.

                     WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has the right to appoint a successor Rights Agent if the Rights Agent resigns, is removed or otherwise becomes incapable of acting.

                     WHEREAS, AST is the transfer agent of the Company’s common stock.

                     WHEREAS, AST has indicated to the Company that AST would be willing to serve as successor Rights Agent under the Rights Agreement, effective as of the opening of business on November 10, 2008.

                     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.

                     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and the Company and the Rights Agent desire to evidence such amendment in writing.

                     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                     Accordingly, the parties agree as follows:

                     A.  Appointment of AST as Successor Rights Agent. Pursuant to Section 21 of the Rights Agreement, the Company hereby appoints AST as successor Rights Agent under the Rights Agreement, effective as of the opening of business on November 10, 2008. AST represents that it has reviewed the Rights Agreement, is eligible to serve as successor Rights Agent under Section 21 of the Rights Agreement, accepts the appointment to act as agent for the Company and the holders of the Rights and agrees to be bound by the Rights Agreement as if it had been originally named as Rights Agent.

                     B.  Amendment of Section 26 of the Rights Agreement. The notice information for the Rights Agent following the second full paragraph of Section 26 is hereby deleted, and the following is hereby substituted therefore:

“American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, NY 10038”

                     C.  Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by adding the following paragraphs at the end thereof:

Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines in good faith were taken without the intent of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

Notwithstanding the foregoing, the definition of “Acquiring Person” as to any Person, together with all Affiliates and Associates of such Person, who has, individually or acting together as a group with any other Person, initiated, made, submitted or publicly announced any Takeover Proposal on or after October 1, 2008 (whether or not withdrawn), shall be as set forth above, except that “10%” shall be substituted for “20%” in the definition thereof. “Takeover Proposal” shall mean any proposal or offer with respect to (1) a tender offer or exchange offer, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, or similar transaction involving 50% or more of the Common Shares then outstanding or assets of the Company and its Subsidiaries, taken as a whole, (2) an acquisition of Common Shares that upon consummation would result in such Person, together with all Affiliates and Associates of such Person, Beneficially Owning, in the aggregate, an amount equal to 50% or more of the Common Shares then outstanding or (3) an acquisition of assets of the Company or its Subsidiaries representing or generating an amount equal to 50% or more of the consolidated assets, revenues or earnings of the Company and its Subsidiaries, taken as a whole. For the avoidance of doubt, each of Microchip Technology Inc., ON Semiconductor Corporation and any other Person acting together as a group with them in their Takeover Proposal shall be deemed to Beneficially Own all of the Common Shares Beneficially Owned by any of them or their Affiliates and Associates.

                     D.  Amendment of the definition of “Beneficial Owner” and “Beneficially Own”. The definition of “Beneficial Owner” and “Beneficially Own” in Section 1(d) of the Rights Agreement is amended and restated to read in its entirety as follows:

           A Person shall be deemed the “BENEFICIAL OWNER” of and shall be deemed to “BENEFICIALLY OWN” any securities:

           (i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation);

          (ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed pursuant to this Section 1(d)(ii)(A) to be the Beneficial Owner of, or to beneficially own, (1) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (2) securities which a Person or any of such Person’s Affiliates or Associates may be deemed to have the right to acquire pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of its Affiliates or Associates) if such agreement has been approved by the Board of Directors of the Company prior to there being an Acquiring Person; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security under this

Section 1(d)(ii)(B) if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

           (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding, whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(d)(ii)(B)) or disposing of any securities of the Company; provided, however, that in no case shall an officer or director of the Company be deemed (x) the Beneficial Owner of any securities beneficially owned by another officer or director of the Company solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Company or (y) the Beneficial Owner of securities held of record by the trustee of any employee benefit plan of the Company or any Subsidiary of the Company for the benefit of any employee of the Company or any Subsidiary of the Company, other than the officer or director, by reason of any influence that such officer or director may have over the voting of the securities held in the plan; or

           (iv) which are beneficially owned, directly or indirectly, by a Counterparty under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates or Associates is a Receiving Party (as such terms are defined in the immediately following paragraph); provided however that the number of Common Shares that a Person is deemed to Beneficially Own pursuant to this clause (iv) in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares that are subject to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (“Counterparty A”) under a Derivatives Contract shall for purposes of this clause (iv) be deemed to include all securities that are beneficially owned, directly or indirectly, by a Counterparty (“Counterparty B”) under any Derivatives Contract to which such Counterparty A is a Receiving Party, with this proviso being applied to successive Counterparties as appropriate.

A “Derivatives Contract” is a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Common Shares (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether obligations under such contract are settled through the delivery of cash, Common Shares or other property, without regard to any short position under the same or any other Derivative Contract.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which are issuable by the Company and which such Person would be deemed to own beneficially hereunder.

                    E. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                    F. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

                                                                                                  ATMEL CORPORATION

                                                                                                  By: /s/ Patrick Reutens
                                                                                                  Name: Patrick Reutens
                                                                                                  Title: Vice President
                                                                                                         and Chief Legal Officer

                                                                                                   AMERICAN STOCK TRANSFER
                                                                                                   & TRUST COMPANY, LLC

                                                                                                    By: /s/ Herbert J. Lemmer
                                                                                                    Name: Herbert J. Lemmer
                                                                                                    Title: Vice President